Exhibit 99.1

ULTA BEAUTY ANNOUNCES RECORD THIRD QUARTER FISCAL 2021 RESULTS

Net Sales of $2.0 Billion Compared to $1.6 Billion in the Year-Ago Quarter

Comparable Sales Increased 25.8%

Net Income of $215.3 Million or $3.94 Per Diluted Share

Company Raises Full Year Guidance

Bolingbrook, IL – December 2, 2021 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen-week period (“third quarter”) and thirty-nine-week period (“first nine months”) ended October 30, 2021 compared to the same periods ended October 31, 2020.

	13 Weeks Ended
	October 30,	October 31,	November 2,
(Dollars in millions)	2021	2020	2019
Net sales	$1,995.8	$1,552.0	$1,682.5
Comparable sales	25.8%	(8.9)%	3.2%
Gross profit (as a percentage of net sales)	39.6%	35.1%	37.1%
Selling, general and administrative expenses	$503.4	$416.4	$449.2
Operating income (as a percentage of net sales)	14.2%	6.5%	10.0%
Diluted earnings per share	$3.94	$1.32	$2.25
New store openings, net	6	(2)	28

“The Ulta Beauty team delivered outstanding results again this quarter. For the third quarter, we delivered record sales and earnings, increased our market share, and expanded our Ultamate Rewards loyalty program to nearly 36 million members,” said Dave Kimbell, chief executive officer. “This strong third quarter performance reflects the strength and resiliency of the Beauty category, the power of the Ulta Beauty differentiated model, and the impact of our winning culture and team. I want to express my sincere appreciation to all of our Ulta Beauty associates for their incredible efforts to serve our guests and deliver these excellent results.”

For the Third Quarter of Fiscal 2021

●	Net sales increased 28.6% to $2.0 billion compared to $1.6 billion in the third quarter of fiscal 2020 due to the favorable impact from stronger consumer confidence and fewer COVID-19 restrictions compared to the third quarter of fiscal 2020.
●	Comparable sales (sales for stores open at least 14 months, including stores temporarily closed due to COVID-19, and e-commerce sales) increased 25.8% compared to a decrease of 8.9% in the third quarter of fiscal 2020, driven by a 16.8% increase in transactions and a 7.7% increase in average ticket. Compared to the third quarter of fiscal 2019, comparable sales increased 14.3%.

●	Gross profit increased to $789.5 million compared to $545.5 million in the third quarter of fiscal 2020. As a percentage of net sales, gross profit increased to 39.6% compared to 35.1% in the third quarter of fiscal 2020, primarily due to leverage of fixed costs, favorable channel mix shifts, leverage of salon expenses, and improvement in merchandise margins.
●	Selling, general and administrative (SG&A) expenses increased to $503.4 million compared to $416.4 million in the third quarter of fiscal 2020. As a percentage of net sales, SG&A expenses decreased to 25.2% compared to 26.8% in the third quarter of fiscal 2020, primarily due to leverage of corporate overhead, store expenses and store payroll and benefits due to higher sales, partially offset by higher marketing expenses.
●	There were no impairment, restructuring and other costs in the third quarter of 2021 compared to $23.6 million in the third quarter of 2020.
●	Pre-opening expenses decreased to $1.8 million compared to $4.2 million in the third quarter of fiscal 2020.
●	Operating income increased to $284.2 million, or 14.2% of net sales, compared to $101.3 million, or 6.5% of net sales, in the third quarter of fiscal 2020. Adjusted operating income for the third quarter of fiscal 2020 was $124.9 million, or 8.0% of net sales.
●	The company’s tax rate decreased to 24.1% compared to 25.1% in the third quarter of fiscal 2020. The lower effective tax rate is primarily due to favorable provision to tax return adjustments, driven by federal employment tax credits, compared to third quarter of fiscal 2020.
●	Net income increased to $215.3 million compared to $74.8 million in the third quarter of fiscal 2020. Adjusted net income for the third quarter of fiscal 2020 was $92.5 million.
●	Diluted earnings per share increased to $3.94 including a $0.01 benefit due to income tax accounting for share-based compensation, compared to $1.32 in the third quarter of fiscal 2020. Adjusted diluted earnings per share for the third quarter of fiscal 2020 was $1.64.

For the First Nine Months of Fiscal 2021

●	Net sales increased 49.3% to $5.9 billion compared to $4.0 billion in the first nine months of fiscal 2020, primarily due to the favorable impact from improving consumer confidence, government stimulus payments, and the easing of COVID-19 restrictions, as compared to the first nine months of fiscal 2020.
●	Comparable sales increased 47.1% compared to a decrease of 23.8% in the first nine months of fiscal 2020, driven by a 40.7% increase in transactions and a 4.6% increase in average ticket. Compared to the first nine months of fiscal 2019, comparable sales increased 11.5%.
●	Gross profit increased to $2.3 billion compared to $1.2 billion in the first nine months of fiscal 2020. As a percentage of net sales, gross profit increased to 39.7% compared to 29.8% in the first nine months of fiscal 2020, primarily due to leverage of fixed costs, improvement in merchandise margins, leverage of salon expenses, and favorable channel mix shifts.
●	SG&A expenses increased to $1.4 billion compared to $1.1 billion in the first nine months of fiscal 2020. As a percentage of net sales, SG&A expenses decreased to 23.9% compared to 27.1% in the first nine months of fiscal 2020, due to leverage of corporate overhead and store expenses due to higher sales, partially offset by store payroll and benefits primarily due to less employee retention credits received under the CARES Act, and higher marketing expenses.
●	There were no impairment, restructuring and other costs recognized in the first nine months of fiscal 2021, compared to $83.9 million in the first nine months of fiscal 2020.
●	Pre-opening expenses decreased to $7.8 million compared to $12.8 million in the first nine months of fiscal 2020.
●	Operating income increased to $921.9 million, or 15.6% of net sales, compared to $12.5 million, or 0.3% of net sales, in the first nine months of fiscal 2020. Adjusted operating income for the first nine months of fiscal 2020 was $97.9 million, or 2.5% of net sales.
●	The company’s tax rate decreased to 24.4% compared to 40.3% in the first nine months of fiscal 2020. The lower effective tax rate is primarily due to a benefit from the income tax accounting for share-based compensation and favorable provision to tax return adjustments, driven by federal employment tax credits, compared to fiscal 2020.
●	Net income increased to $696.5 million compared to $4.3 million in the first nine months of fiscal 2020. Adjusted net income for the first nine months of fiscal 2020 was $68.8 million.
●	Diluted earnings per share increased to $12.60 including a $0.08 benefit due to income tax accounting for share-based compensation, compared to $0.08 in the first nine months of fiscal 2020. Adjusted diluted earnings per share for the first nine months of fiscal 2020 was $1.22.

Balance Sheet

Cash and cash equivalents at the end of the third quarter of fiscal 2021 were $605.1 million.

Merchandise inventories, net at the end of the third quarter of fiscal 2021 totaled $1.92 billion compared to $1.44 billion at the end of the third quarter of fiscal 2020. The $477.2 million increase in inventory was primarily due to the addition of 40 net new stores opened since October 31, 2020, and the acceleration of inventory receipts to support expected demand and mitigate anticipated global supply chain disruptions.

Share Repurchase Program

During the third quarter of fiscal 2021, the Company repurchased 340,668 shares of its common stock at a cost of $126.4 million. During the first nine months of fiscal 2021, the Company repurchased 2,330,244 shares of its common stock at a cost of $762.2 million. As of October 30, 2021, $759.8 million remained available under the $1.6 billion share repurchase program announced in March 2020.

Store Update

Real estate activity in the third quarter of fiscal 2021 included seven new stores located in Arden, NC; Atlanta, GA; Batavia, NY; Greensboro, NC; Hickory, NC; Ithaca, NY; and Johnstown, PA. In addition, the Company relocated two stores, remodeled three stores, and closed one store. In the first nine months of fiscal 2021, the Company opened 42 new stores, relocated four stores, remodeled eight stores, and closed four stores.

At the end of the third quarter of fiscal 2021, the company operated 1,302 stores totaling 13.7 million square feet.

Fiscal 2021 Outlook

Based on the results for the first nine months of fiscal 2021 and revised expectations for consumer demand, the Company has increased its outlook for fiscal 2021.

The Company’s updated outlook for fiscal 2021 is as follows:

	Prior FY21 Outlook	Updated FY21 Outlook
Net sales	$8.1 billion to $8.3 billion	$8.5 billion to $8.6 billion
Comparable sales	30% to 32%	36% to 37%
New stores, net	44	no change
Remodel and relocation projects	18	17
Operating margin	approximately 13%	14.3% to 14.5%
Diluted earnings per share	$14.50 to $14.70	$16.70 to $17.10
Share repurchases	approximately $850 million	no change
Effective tax rate	24.8%	24.4%
Capital expenditures	$225 million to $250 million	$200 million to $225 million
Depreciation and amortization expense	$270 million to $280 million	no change

The Company’s outlook for fiscal 2021 assumes a consistent federal tax rate and no material increases in the federal minimum wage.

Non-GAAP Financial Information

In this press release, the Company provides information regarding adjusted operating income, adjusted net income, and adjusted diluted earnings per share, which are not recognized terms under U.S. generally accepted accounting principles (GAAP) and do not purport to be alternatives to operating income, net income, and diluted earnings per share as measures of operating performance. A reconciliation of adjusted operating income, adjusted net income, and adjusted diluted earnings per share is provided in this release. The Company believes the presentation of these non-GAAP financial measures provides additional information on comparisons between periods by excluding certain items that affect overall comparability and provides investors with enhanced visibility into its results with respect to the impact of certain costs. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Conference Call Information

A conference call to discuss third quarter of fiscal 2021 results is scheduled for today, December 2, 2021, at 4:30 p.m. ET / 3:30 p.m. CT. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be webcast live at https://ulta.com/investor. A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on December 16, 2021 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13725135.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together all things beauty, all in one place. Today, Ulta Beauty operates 1,302 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Ulta Beauty was recently added to the Bloomberg Gender Equality Index, which tracks the financial performance of public companies committed to supporting gender equality through policy development, representation and transparency. More information about Ulta Beauty’s corporate responsibility efforts can be found at www.ulta.com/investor/ESG.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect the company’s current views with respect to, among other things, future events and financial performance. These statements can be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon the company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the company or any other person that the future plans, estimates, targets, strategies or expectations contemplated by the company will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation:

●	The negative impacts the COVID-19 pandemic has had, and will continue to have, on the company’s business, financial condition, profitability, cash flows and supply chain, as well as consumer spending (including future uncertain impacts);
●	epidemics, pandemics like COVID-19 or natural disasters that have and could continue to negatively impact the company’s sales;
●	changes in the overall level of consumer spending and volatility in the economy, including as a result of the COVID-19 pandemic and/or government aid programs;
●	a decline in operating results that has and may continue to lead to asset impairment and store closures charges;
●	the company’s ability to sustain its growth plans and successfully implement its long-range strategic and financial plan;
●	the company’s ability to gauge beauty trends and react to changing consumer preferences in a timely manner;
●	the possibility that the company may be unable to compete effectively in its highly competitive markets;
●	the company’s ability to execute its operational excellence priorities, including continuous improvement, Project SOAR (its replacement enterprise resource planning platform), and supply chain optimization;

●	the possibility that cybersecurity breaches and other disruptions could compromise the company’s information or result in the unauthorized disclosure of confidential information;
●	the possibility of material disruptions to the company’s information systems;
●	the possibility that the capacity of the company’s distribution and order fulfillment infrastructure and the performance of its distribution centers and fast fulfillment centers may not be adequate to support its recent growth and expected future growth plans;
●	changes in the wholesale cost of the company’s products;
●	the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;
●	the company’s ability to attract and retain key executive personnel;
●	the company’s ability to successfully execute its common stock repurchase program or implement future common stock repurchase programs; and
●	other risk factors detailed in the company’s public filings with the Securities and Exchange Commission (the SEC), including risk factors contained in its Annual Report on Form 10-K for the fiscal year ended January 30, 2021, as such may be amended or supplemented in its subsequently filed Quarterly Reports on Form 10-Q.

The company’s filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

Media Contact:

Eileen Ziesemer

Vice President, Public Relations

eziesemer@ulta.com

(708) 305-4479

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended
	October 30,		October 31,
	2021		2020
	(Unaudited)		(Unaudited)
Net sales	$1,995,775	100.0%	$1,552,033	100.0%
Cost of sales	1,206,301	60.4%	1,006,514	64.9%
Gross profit	789,474	39.6%	545,519	35.1%

Selling, general and administrative expenses	503,403	25.2%	416,378	26.8%
Impairment, restructuring and other costs	—	0.0%	23,624	1.5%
Pre-opening expenses	1,832	0.1%	4,240	0.3%
Operating income	284,239	14.2%	101,277	6.5%
Interest expense, net	413	0.0%	1,383	0.1%
Income before income taxes	283,826	14.2%	99,894	6.4%
Income tax expense	68,537	3.4%	25,096	1.6%
Net income	$215,289	10.8%	$74,798	4.8%

Net income per common share:
Basic	$3.97		$1.33
Diluted	$3.94		$1.32

Weighted average common shares outstanding:
Basic	54,291		56,327
Diluted	54,660		56,546

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	39 Weeks Ended
	October 30,		October 31,
	2021		2020
	(Unaudited)		(Unaudited)
Net sales	$5,901,501	100.0%	$3,953,252	100.0%
Cost of sales	3,560,276	60.3%	2,775,121	70.2%
Gross profit	2,341,225	39.7%	1,178,131	29.8%

Selling, general and administrative expenses	1,411,577	23.9%	1,068,877	27.1%
Impairment, restructuring and other costs	—	0.0%	83,924	2.1%
Pre-opening expenses	7,778	0.1%	12,782	0.3%
Operating income	921,870	15.6%	12,548	0.3%
Interest expense, net	1,196	0.0%	5,272	0.1%
Income before income taxes	920,674	15.6%	7,276	0.2%
Income tax expense	224,203	3.8%	2,935	0.1%
Net income	$696,471	11.8%	$4,341	0.1%

Net income per common share:
Basic	$12.68		$0.08
Diluted	$12.60		$0.08

Weighted average common shares outstanding:
Basic	54,921		56,355
Diluted	55,280		56,524

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	October 30,	January 30,	October 31,
	2021	2021	2020
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$605,053	$1,046,051	$560,902
Receivables, net	169,212	193,109	136,271
Merchandise inventories, net	1,916,343	1,168,215	1,439,098
Prepaid expenses and other current assets	105,584	107,402	99,810
Prepaid income taxes	37,501	—	8,928
Total current assets	2,833,693	2,514,777	2,245,009

Property and equipment, net	908,665	995,795	1,042,262
Operating lease assets	1,464,533	1,504,614	1,510,030
Goodwill	10,870	10,870	10,870
Other intangible assets, net	1,770	2,465	2,696
Deferred compensation plan assets	36,403	33,223	30,141
Other long-term assets	31,833	28,225	29,986
Total assets	$5,287,767	$5,089,969	$4,870,994

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$747,451	$477,052	$478,501
Accrued liabilities	329,672	296,334	268,310
Deferred revenue	272,628	274,383	224,862
Current operating lease liabilities	274,365	253,415	252,171
Accrued income taxes	—	42,529	6,499
Total current liabilities	1,624,116	1,343,713	1,230,343

Non-current operating lease liabilities	1,565,921	1,643,386	1,661,750
Deferred income taxes	67,267	65,359	89,112
Other long-term liabilities	43,663	37,962	35,352
Total liabilities	3,300,967	3,090,420	3,016,557

Commitments and contingencies

Total stockholders’ equity	1,986,800	1,999,549	1,854,437
Total liabilities and stockholders’ equity	$5,287,767	$5,089,969	$4,870,994

Exhibit 4

Ulta Beauty, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	39 Weeks Ended
	October 30,	October 31,
	2021	2020
	(Unaudited)	(Unaudited)
Operating activities
Net income	$696,471	$4,341
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	204,734	226,386
Non-cash lease expense	206,017	196,354
Long-lived asset impairment charge	—	69,932
Deferred income taxes	1,908	(255)
Stock-based compensation expense	38,217	22,979
Loss on disposal of property and equipment	3,357	5,219
Change in operating assets and liabilities:
Receivables	23,897	3,066
Merchandise inventories	(748,128)	(145,397)
Prepaid expenses and other current assets	1,818	3,007
Income taxes	(80,027)	13,958
Accounts payable	266,104	62,337
Accrued liabilities	24,482	24,582
Deferred revenue	(1,755)	(12,673)
Operating lease liabilities	(222,451)	(212,665)
Other assets and liabilities	213	(2,126)
Net cash provided by operating activities	414,857	259,045

Investing activities
Short-term investments, net	—	110,000
Capital expenditures	(108,418)	(116,745)
Acquisitions, net of cash acquired	—	(1,220)
Purchases of equity investments	—	(5,665)
Net cash used in investing activities	(108,418)	(13,630)

Financing activities
Proceeds from long-term debt	—	800,000
Payments on long-term debt	—	(800,000)
Repurchase of common shares	(762,167)	(72,981)
Stock options exercised	30,297	1,346
Purchase of treasury shares	(15,511)	(3,256)
Debt issuance costs	—	(1,861)
Net cash used in financing activities	(747,381)	(76,752)

Effect of exchange rate changes on cash and cash equivalents	(56)	(86)
Net increase (decrease) in cash and cash equivalents	(440,998)	168,577
Cash and cash equivalents at beginning of period	1,046,051	392,325
Cash and cash equivalents at end of period	$605,053	$560,902

Exhibit 5

Ulta Beauty, Inc.

Store Update

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2021	quarter	quarter	quarter	end of the quarter
1st Quarter	1,264	28	2	1,290
2nd Quarter	1,290	7	1	1,296
3rd Quarter	1,296	7	1	1,302

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2021	the quarter	quarter	during the quarter	quarter
1st Quarter	13,291,838	327,476	22,906	13,596,408
2nd Quarter	13,596,408	62,511	10,760	13,648,159
3rd Quarter	13,648,159	67,018	10,974	13,704,203

Exhibit 6

Ulta Beauty, Inc.

Sales by Category

The following tables set forth the approximate percentage of net sales by primary category:

	13 weeks ended
	October 30,	October 31,
	2021	2020
Cosmetics (1)	45%	47%
Haircare products and styling tools (1)	21%	20%
Skincare (1)	16%	16%
Fragrance and bath	12%	10%
Services	3%	4%
Accessories and other (1)	3%	3%
	100%	100%

	39 weeks ended
	October 30,	October 31,
	2021	2020
Cosmetics (1)	44%	47%
Haircare products and styling tools (1)	20%	20%
Skincare (1)	17%	17%
Fragrance and bath	12%	9%
Services	4%	4%
Accessories and other (1)	3%	3%
	100%	100%

(1)	Certain sales departments were reclassified between categories in the prior year to conform to current year presentation.

Exhibit 7

Ulta Beauty, Inc.

Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and Adjusted diluted earnings per share

(In thousands, except per share data)

(Unaudited)

	13 weeks ended	39 weeks ended
	October 31,	October 31,
	2020	2020
Operating income	$101,277	$12,548
Add: Store asset impairment	—	40,428
Add: Store closures	2,030	21,902
Add: Store closures - inventory write-off	—	1,400
Add: Suspension of Canadian expansion	15,886	15,886
Add: Severance costs	5,708	5,708
Adjusted operating income	$124,901	$97,872

Net income	$74,798	$4,341
Add: Store asset impairment	—	40,428
Less: Income tax benefit of store asset impairment[1]	—	(9,905)
Add: Store closures	2,030	21,902
Less: Income tax benefit of store closures[1]	(510)	(5,366)
Add: Store closures - inventory write-off	—	1,400
Less: Income tax benefit of store closures - inventory write-off[1]	—	(343)
Add: Suspension of Canadian expansion	15,886	15,886
Less: Income tax benefit of suspension of Canadian expansion[1]	(3,987)	(3,892)
Add: Severance costs	5,708	5,708
Less: Income tax benefit of severance costs[1]	(1,433)	(1,398)
Adjusted net income	$92,492	$68,761

Diluted earnings per share	$1.32	$0.08
Add: Store asset impairment	—	0.72
Less: Income tax benefit of store asset impairment[1]	—	(0.18)
Add: Store closures	0.04	0.39
Less: Income tax benefit of store closures[1]	(0.01)	(0.09)
Add: Store closures - inventory write-off	—	0.02
Less: Income tax benefit of store closures - inventory write-off[1]	—	(0.01)
Add: Suspension of Canadian expansion	0.28	0.28
Less: Income tax benefit of suspension of Canadian expansion[1]	(0.07)	(0.07)
Add: Severance costs	0.10	0.10
Less: Income tax benefit of severance costs[1]	(0.02)	(0.02)
Adjusted diluted earnings per share	$1.64	$1.22

1 The income tax benefit for non-GAAP adjustments was calculated using the Company's blended tax rate before discrete items.